Exhibit 99.2

AMERICAN LORAIN CORPORATION:

AMERICAN LORAIN CORPORATION Q3 2008 EARNINGS CONFERENCE CALL November 17, 2008 / 8:00 a.m. EST

SPEAKERS: Crocker Coulson, Si Chen, Alan Jin, Liu Gang, Jack Chen

Crocker Coulson:

Good morning, everybody, and welcome to American Lorain’s third quarter 2008 earnings conference call.  I’m Crocker Coulson with CCG, the company’s investor relations firm.  Joining us on the call today are American Lorain’s Chairman and Chief Executive Officer, Mr. Si Chen; the company’s Chief Financial Officer, Mr. Alan Jin; and the company’s Director of Investor Relations, Mr. Liu Gang.  Jack Chen of CCG will translate during the question-and-answer session at the end of this call.

At this time I’d like to remind our listeners that in this call, management’s prepared remarks do contain forward-looking statements that are subject to risks and uncertainties, and management may make some additional forward-looking statements in response to your questions.  Therefore, the company claims the protection of the Safe Harbor in its forward-looking statements, contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from those discussed today, and therefore we’d like to refer you to a more detailed discussion of the risks and uncertainties contained in the company’s filings with the SEC.

In addition, any projections as to the company’s future performance represent management’s estimates as of today, November 17, 2008; and American Lorain assumes no obligation to update any of these projections in the future as market conditions change.

If you are unable to listen to this call, a replay will be available by telephone for the next 14 days.  You can find the details in the earnings release today, or visit the Company’s website, www.loraingroup.com, where the replay will also be posted.  With that said, I’d like to introduce Mr. Si Chen, Chief Executive Officer of American Lorain who will provide some initial remarks in Chinese.

Si Chen:

今天，我们很高兴地向大家宣布美国绿润2008年第三季度强劲的业绩，收入和净利润都有了很大的增长。在这个季度，我们改进并发展了分销渠道，这些举措促进了经营利润的增长并提高了我们现金流的运作效率。

Jack Chen:

[Translation]

We are very happy to report today that American Lorain recorded an exceptionally strong third quarter in 2008, with significant increases in revenue and net income.  During the quarter, we also streamlined our distribution channels, which boosted our operating profit and improved our cash flow management.

Now I would like to introduce our new Chief Financial Officer Alan Jin, who will discuss the Company’s performance in more detail.

Alan Jin:

Thank you, Mr. Chen, and thank you everybody for participating in the call this morning. As this is the first conference call I am delivering for this company, I would like to start by introducing myself briefly. My name is Alan Jin, and I started as Chief Financial Officer of American Lorain in September. Prior to joining the Company, I worked for Citigroup in New York and have spent the last five years managing U.S. public listings of Chinese companies. I am extremely pleased to be part of the American Lorain team and look forward to working with the Company in delivering strong results in the future.

With that, I would like to discuss the developments during the quarter.

In our last earnings conference call, we communicated that our focus in the second half of 2008 would be on expanding domestic sales of our flagship chestnut products, and I am happy to report that we have been successful in that endeavor.  During the third quarter of 2008, revenue from chestnut products rose 115% on year-over-year basis and comprised about 44% of total revenue.  We are equally pleased about the continued surge in domestic convenience food sales, which rose 126% year-over-year and accounted for 28% of total revenue.  This rapid growth demonstrates the popularity of our products as we continue to benefit from China’s evolving food industry.

A major part of domestic market model involves rebalancing our distribution channels to utilize agents and retail counters.  Our goal is to have the majority of domestic sales conducted through agents by the end of 2009, and during the third quarter we successfully transferred 25% of all domestic sales to agents.  This move has allowed us to avoid commissions paid to business developers and entry fees to supermarkets.  In addition, we have succeeded in transferring some of our transportation costs to our clients. As a result, we reduced operating expenses by 14% from the third quarter in 2007, while our sales grew more than 60% over the same period.

We were also successful in further developing our branded counters in supermarkets, as our own counters enable us to introduce new products and control the development of our brand.  In the third quarter, sales through our 500 specialty and branded counters expanded to 15% of total domestic sales.  The margins obtained from sales through the counters are on average 5% to 6% higher than through agents. Expansion has been slower than previously anticipated, and we will most likely not be able to double the number of retail counters from the first half of 2008, as we previously expected. Nevertheless, we are pleased with the results and will use these channels as a complement to agency sales.

In addition, our recent agreement with Yum! Brands allows us to expand our distribution network geographically, from our base in Guangzhou to Beijing and Qingdao, with more cities added in the future.  Longer-term, we hope to sell our own products through this new distribution channel.

Another important part of our domestic market model is enhancing our brand image and differentiating our products in China’s competitive convenience food market by building on our already reputable “Lorain” and “Yimeng Lorain” brands.  To increase brand awareness, we showcased our products in large supermarkets such as Wal-Mart and Carrefour during the quarter.  We also employed an advertising agency to help us design our product packages and to plan the layout of our retail counters.  During the quarter, we increased our visibility in China’s chestnut industry by co-organizing 2008 MIYUN INTERNATIONAL CHESTNUT CULTURE FESTIVAL & FOURTH INTERNATIONAL CHESTNUT SYMPOSIUM and applying for an industry-related tourism program which will allow us to organize guided tours to our chestnut orchards to increase brand awareness. As our customers know and trust our brand name, and dedication to quality control, the recent scandals in China’s food industry have proven an advantage for us.

We also strive to regularly update our product offerings in order to suit the palate of modern Chinese consumers. During the quarter, we introduced new bean paste products, now in the initial stages of commercialization.

In the three months leading to September 30, we have also seen a very favorable development in our highest-margin category of exports, as exports to Europe more than quadrupled compared to the third quarter in 2007. Complementing our growth in domestic sales with a shift towards more value-adding exports supports our gross margin development even in an environment of growing domestic competition.

I am happy to report that in September we commenced trial production at our leased Dongguan facility as planned.  This facility is still running at low capacity as it mainly produces meat and pickled products that demonstrate seasonally low demand at this time of year. The facility will not significantly add to our revenue during 2008. However, the proximity of the plant to our target markets in Southeast China and the very attractive lease terms makes this plant a strategic asset.

The fourth quarter is our seasonally strongest quarter, representing 40% of annual sales last year. Thus, the third quarter is influenced by preparation for this busy season in terms of both chestnut production and sales, by accumulating chestnut inventories and ramping up production capacity of our facilities. Starting from late August, our facilities have gradually reached 80% capacity utilization.

(Financial results):

With that, I will now discuss the financial results in a little bit more detail.  For the quarter ended September 30, 2008, total revenues was $36.7 million, a 60.8% increase from 22.8 million posted in the same quarter in 2007.  The increase was mainly due to strong domestic sales, which accounted for 78.0% of net revenue in the third quarter of 2008, up from 73.1% during the third quarter of 2007.  In turn, exports increased 31.5% to $8.1 million in the third quarter of 2008.

During this quarter, revenue from chestnut products increased 115% from that of the corresponding quarter in 2007. Chestnut revenue represented 44% of total net revenue, compared to 33% in the third quarter of 2007. Convenience food products contributed 28% of net revenue, compared with 20% in the corresponding quarter of the prior year, increasing 126%.  Frozen, canned, and bulk food products accounted for 28% of net revenue, compared to 47%, demonstrating a year-over-year decrease of 4.9%.

Gross profit in the third quarter of 2008 was $7.7 million, up 64% from $4.7 million in the third quarter of 2007. Gross margin increased to 21.0% from 20.6% in the third quarter of 2007, driven by the larger share of high-margin chestnut products and increased exports to countries that offer a higher price premium. Chestnut products demonstrated the highest average gross margin at approximately 23.2% during the third quarter of 2008.

Total operating expenses in the third quarter of 2008 decreased to $1.7 million, or 4.6% of revenue, from $1.9 million, or 8.4% of revenue, in the third quarter prior year. The decrease was attributed to lower general and administrative expenses due to reduced overhead cost as more domestic sales shifted to agents. Selling and marketing expenses were $0.8 million, relatively unchanged from the same quarter a year ago.

Our net income for the third quarter of 2008 was $4.5 million, or 18 cents per fully diluted share, compared to $2.4 million, or 10 cents per fully diluted share, in the third quarter prior year. Because of an enhanced product mix and operational efficiency, net profit margin in this quarter increased by 1.4 percentage points, to 12.1% from 10.7% in the same period of 2007.

And now let’s look at our balance sheet and cash flow…

As of September 30, 2008, we had $8.6 million in cash and equivalents, short term bank loans and notes payable of $28.3 million and $0.6 million in long-term debt. At quarter end, we had a current ratio of 1.5 and $25.2 million in working capital. Shareholders' equity stood at $57.1 million, up from $44.5 million at year end 2007.

In the wake of the disruptions in the global credit markets, we have raised our awareness of cash flow management, and have imposed shorter payment terms for our customers as a result. In addition, transferring sales to agents that pay directly upon delivery of goods has improved our cash flow efficiency.  In effect, the balance of our accounts receivable decreased $6.7 million from the end of the second quarter, even though our sales increased by 70% in the same three-month period.

During the first nine months ended September 30, 2008, we generated $4.6 million in cash flow from operating activities, up from a negative cash flow of $5.8 million in the corresponding period of 2007. The increase in cash flow was mainly due to net income and lower receivables due to our stricter payment terms and increased sales through agents. For the nine months ended September 30, 2008, the inventories increased $14.1 million, due to harvesting of chestnuts in August and preparation for the seasonal increase in chestnut sales during the fourth quarter. Capital expenditures totaled $8.5 million in the first nine months of 2008, primarily due to construction of greenhouses and two workshops in the Junan facility for processing of convenience food and frozen, canned and bulk food.

Moving towards next year, improving cash flow management will be a priority. During the fourth quarter of 2008, $15.5 million of our loans become due. However, with sales peaking in the fourth quarter, we expect to repay the loans with cash from operations. We are confident in our ability to obtain additional short-term financing from banks as our short term loans are for operating our business and secured by letters of credit. We usually exchange the letters of credit to cash after delivery, and are thus able to repay these loans. We are also exploring the possibility to obtain longer-term bank financing to support our expanding business.

Business outlook

We are confident that our strong performance this quarter, financially and in terms of business growth, will continue throughout the rest of this year. We expect to accomplish our targets by further developing our domestic sales channels and focusing on margins generated by our high-value export markets.

On the backdrop of global economic slowdown, the outlook for consumer products continues strong in China. As a result, domestic sales will be our primary focus for the upcoming year

We strive to support domestic growth in our chestnut segment by branding our chestnut products, and as a result we expect domestic chestnut sales to grow in excess of 30% during 2008, and around 30% in 2009, excluding the impact of potential capacity expansion. We want to develop our chestnut products from being casual food to becoming a staple food for Chinese consumers.

We are very positive towards the outlook for the convenience food segment in China. Our existing network brings us a competitive advantage by allowing us to better promote our products and receiving feedback from the market. As a result, we can optimize our product mix to suit the taste of consumers. We expect our convenience food products to account for approximately 20-25% of total sales for the full year 2008.

In terms of domestic distribution, we plan to follow a dual strategy. This includes continuing our cooperation with third parties, as we are planning to transfer the majority of domestic sales to agents by the end of 2009. Utilizing agents enables us to expand the reach of our distribution, while improving cash flow management. Simultaneously, we want to expand our proprietary sales channels, as these enable us to control our brand and offer more attractive margins.

Finally, I would like to state that we are confident in meeting our guidance issued in August 2008 for net income in the range of $13.0 million to $15.0 million, or 50 to 58 cents earnings per share using a fully diluted share count of 25.8 million for fiscal year 2008.

To summarize, we believe American Lorain is a well-positioned company with strong operative performance, and we fully expect to produce strong results for our shareholders for the rest of 2008.  With those remarks we’re now ready to open up to any questions you have

Operator, could we take the first question now, please?